As filed with the Securities and Exchange Commission on September 30, 1997 Registration No. 333-________
_________________________________________________________________

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
_________________________________________________________________

                             FORM S-8
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933
_________________________________________________________________


                    STATE STREET CORPORATION.
      (Exact name of registrant as specified in its charter)

      Massachusetts                                 04-2456637
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                Identification No.)

      225 Franklin Street, Boston, Massachusetts      02110
    (Address of Principal Executive Offices)       (Zip Code)

    INVESTORS FIDUCIARY TRUST COMPANY INVESTMENT SAVINGS PLAN
                     (Full title of the Plan)

                       JOHN R. TOWERS, ESQ.
           EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
              225 FRANKLIN STREET, BOSTON, MA 02110
            _________________________________________
             (Name and address of agent for service)

                          (617) 786-3000
  (Telephone number, including area code, of agent for service)

           Please send copies of all correspondence to:

                    INVESTORS FIDUCIARY TRUST
                             COMPANY
                       127 West 10th Street
                 Kansas City, Missouri 64105-1716
                   Attention: Marvin Rau, Esq.
                          (816) 435-5619

                           ROPES & GRAY
                     One International Place
                 Boston, Massachusetts 02110-2624
                Attention: Champe A. Fisher, Esq.
                          (617) 951-7000

                   STINSON, MAG & FIZZELL, P.C.
                        1201 Walnut Street
                   Kansas City, Missouri 64106
                 Attention: James W. Allen, Esq.
                          (816) 842-8600


                 CALCULATION OF REGISTRATION FEE

                              Proposed   Proposed
 Title of                     maximum    maximum
securities     Amount to      offering   aggregate   Amount of
  to be            be         price per  offering   registration
registered/1/  registered/1/  share /2/  price /2/     fee


Common Stock,
$1.00 par
value          5000  shares/2/  $58.13   $290,650   $100.00

/1/ Includes Preferred Share Purchase Rights. Prior to the occurrence of certain events the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock. The provisions of Rule 416 of the Securities Act of 1933 (the "Act") shall apply to this Registration Statement and the number of shares registered under this Registration Statement automatically shall increase or decrease as a result of stock splits, stock dividends, recapitalization or other changes in the Registrant's capital stock. In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan herein described.

/2/ Estimated solely for purposes of calculating the amount of the registration fee, based on the average of the high and low prices of the Common Stock on September 26, 1997 as quoted on the New York Stock Exchange, pursuant to Rule 457(h) of the Securities Act of 1933.

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     State Street Corporation (the "Registrant") and the
Investors Fiduciary Trust Company Investment Savings Plan (the "Plan") hereby incorporate by reference into this Registration Statement the following documents: (i) the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, respectively; and (iii) the description of the Registrant's Common Stock, $1.00 par value, included in the Registrant's registration statement on Form 8-A; (iv) the Registrant's Current Report on Form 8-K dated December 20, 1996; (v) the Registrant's Current Report on Form 8-K dated March 11, 1997; and (vi) all other reports filed by the Registrant with the Commission pursuant to Section 13(a) and
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Registrant's Annual Report referred to above. All documents filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except that any information included in any such document in response to Item 402(i), (k) or (l) of Regulation S-K shall not be deemed to constitute a part of this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

     ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The consolidated financial statements of the Registrant at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein incorporated by reference and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

     With respect to the unaudited interim consolidated financial information for the three month periods ended March 31, 1997 and June 30, 1997, incorporated by reference in this Registration Statement, Ernst & Young LLP have reported that they applied limited procedures in accordance with professional standards for review of such information. However, their separate reports, included in the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and incorporated herein by reference, state that they did not audit and do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or "parts" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.


     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Chapter 156B, Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law (the "MBCL"), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of the MBCL (providing for liability of directors for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders), or (iv) for any transaction from which a director derived an improper personal benefit.

     Reference also is made to Chapter 156B, Section 67 of the MBCL, which provides a corporation may indemnify directors, officers, employees and other agents of the corporation (and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan), to the extent specified or authorized by the articles of organization, a by-law adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

     The Restated Articles of Organization of the Registrant provide the following:

          The Corporation shall to the fullest extent legally permissible indemnify each person who is or was a director, officer, employee or other agent of the corporation and each person who is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against all liabilities, costs and expenses, including but not limited to amounts paid in satisfaction of judgments, in settlement or as fines and penalties, and counsel fees and disbursements, reasonably incurred by him in connection with the defense or disposition of or otherwise in connection with or resulting from any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while in office or thereafter, by reason of his being or having been such a director, officer, employee, agent or trustee, or by reason of any action taken or not taken in any such capacity, except with respect to any matter as to which he shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall not have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of such other organization shall be deemed so to have acted in good faith with respect to the corporation) or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan. Expenses, including but not limited to counsel fees and disbursements, so incurred by any such person in defending any such action, suit or proceeding shall be paid from time to time by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person indemnified to repay the amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized hereunder.

          If, in an action, suit or proceeding brought by or in the name of the corporation, a director of the corporation is held not liable for monetary damages, whether because that director is relieved of personal liability under the provisions of this Article Six of the Articles of Organization, or otherwise, that director shall be deemed to have met the standard of conduct set forth above and to be entitled to indemnification for expenses reasonably, incurred in the defense of such action, suit or proceeding.

          As to any matter disposed of by settlement by any such person, pursuant to a consent decree or otherwise, no such indemnification either for the amount of such settlement or for any other expenses shall be provided unless such settlement shall be approved as in the best interests of the corporation after notice that it involves such indemnification, (a) by vote of a majority of the disinterested directors then in office (even though the disinterested directors be less than a quorum), or (b) by any disinterested person or persons to whom the question may be referred by vote of a majority of such disinterested directors, or (c) by vote of the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested person, or (d) by any disinterested person or persons to whom the question may be referred by vote of the holders of a majority of such stock. No such approval shall prevent the recovery from any such officer, director, employee, agent or trustee of any amounts paid to him or on his behalf as indemnification in accordance with the preceding sentence if such person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation.

          The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director, officer, employee, agent or trustee may be entitled or which may lawfully be granted to him.
     As used herein, the terms "director", "officer", "employee", "agent" and "trustee" include their respective executors, administrators and other legal representatives, an "interested" person is one against whom the action, suit or other proceeding in question or another action, suit or other proceeding on the same or similar grounds is then or had been pending or threatened, and a "disinterested" person is a person against whom no such action, suit or other proceeding is then or had been pending or threatened.

          By action of the board of directors,
     notwithstanding any interest of the directors in such action, the corporation may purchase and maintain insurance, in such amounts as the board of directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or other agent of another corporation or of any partnership, joint venture, trust, employee benefit plan or other enterprise or organization against any liability incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided, however, that this paragraph of Article Six shall not eliminate the liability of a director to the extent such liability is imposed by applicable law (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
     (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for paying a dividend, approving a stock repurchase or making loans which are illegal under certain provisions of Massachusetts law, as the same exists or hereafter may be amended. If Massachusetts law is hereafter amended to authorize the further limitation of the legal liability of the directors of this corporation, the liability of the directors shall then be deemed to be limited to the fullest extent then permitted by Massachusetts law as so amended. Any repeal or modification of this paragraph of this Article Six which may hereafter be effected by the stockholders of this corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director for acts or omissions prior to such repeal or modification.

     In addition, the Registrant maintains a directors' and officers' liability insurance policy.

     ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

     ITEM 8.  EXHIBITS.

     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 13 of this Registration Statement, which Exhibit Index is incorporated herein by reference.

     ITEM 9.  UNDERTAKINGS.

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)       To include any prospectus
          required by section 10(a)(3) of the
          Securities Act of 1933;

               (ii)      To reflect in the prospectus
          any facts or events arising after the
          effective date of the Registration Statement
          (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement;

               (iii)     To include any material
          information with respect to the plan of
          distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

          Provided, however, that paragraphs (1)(i) and
     (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration
     Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                 SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 18, 1997.

                              STATE STREET CORPORATION


                              By  /s/ Rex S. Schuette
                                   Rex S. Schuette
                              Senior Vice President and
                                      Comptroller

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 18, 1997.

     We, the undersigned officers and directors of State Street Corporation (the "Corporation") hereby severally constitute and appoint Ronald L. O'Kelley, John R. Towers and Rex S. Schuette, and each of them singly, our true and lawful attorneys with full to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to the Registration Statement on Form S-8 of the Corporation, and generally to do all such things in our name and on our behalf in our capacities as indicated to enable the Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be required by our said attorneys or any of them, to any and all amendments.

     Signature                                      Title

/s/ Marshall N. Carter
MARSHALL N. CARTER                 Chairman and Chief Executive
                                   Officer and Director
                                   (Principal Executive Officer)

/s/ Ronald L. O'Kelley
RONALD L. O'KELLEY                 Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)

/s/ Rex S. Schuette
REX S. SCHUETTE                    Senior Vice President and
                                   Comptroller (Principal
                                   Accounting Officer)

/s/ Tenley E. Albright
TENLEY E. ALBRIGHT                 Director

/s/ Joseph A. Bautte
JOSEPH A. BAUTE                    Director

/s/ I. MacAllister Booth
I. MACALLISTER BOOTH               Director

/s/ James I. Cash, Jr.
JAMES I. CASH, JR.                 Director


/s/ Truman S. Casner
TRUMAN S. CASNER                   Director

/s/ Nader F. Darehshori
NADER F. DAREHSHORI                Director

/s/ Arthur L. Goldstein
ARTHUR L. GOLDSTEIN                Director

/s/ Charles F. Kaye
CHARLES F. KAYE                    Director

/s/ John M. Kucharski
JOHN M. KUCHARSKI                  Director

/s/ Charles R. Lamantia
CHARLES R. LAMANTIA                Director

/s/ David B. Perini
DAVID B. PERINI                    Director

/s/ Dennis J. Picard
DENNIS J. PICARD                   Director

_______________________
ALFRED POE                         Director

/s/ Bernard W. Reznicek
BERNARD W. REZNICEK                Director

/s/ David A. Spina
DAVID A. SPINA                     Director

/s/ Robert E. Weissman
ROBERT E. WEISSMAN                 Director


     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, Missouri, on the 29th day of September, 1997.

                                   INVESTORS FIDUCIARY TRUST
                                   COMPANY INVESTMENT
                                   SAVINGS PLAN,


                                   By  /s/ Stephen Hilliard
                                       Name:  Stephen Hilliard
                                       Title:  Executive Vice President
                                               Chief Financial Officer


                                                       Trustee

                          EXHIBIT INDEX

Exhibit No.                Description                       Page
4.1            Restated Articles of Organization                *
               (filed with the Securities and Exchange
               Commission as Exhibit 3.1 to Registrant's
               Annual Report on Form 10-K for the year
               ended December 31, 1995, and incorporated by reference)

4.2            By-Laws, as amended (filed with the              *
               Securities and Exchange Commission as
               Exhibit 3.2 to the Registrant's Annual
               Report on Form 10-K for the year ended
               December 31, 1991 and incorporated by
               reference)

4.3            Form of Common Stock Certificate (filed          *
               as Exhibit 4.3 to the Registrant's
               Registration Statement on Form S-3
               dated June 20, 1995)

4.4            The description of the Registrant's              *
               Common Stock included in the Company's
               effective registration statement report
               on Form 10, as filed with the Securities and Exchange Commission on September 3,
               1970 and amended on May 12, 1971 and
               incorporated by reference

4.5            Rights Agreement dated as of September 15,       *
               1988 between State Street Boston Corporation and The First National Bank of Boston, Rights Agent (filed with the Securities and Exchange Commission as Exhibit 4 to Registrant's Current Report on Form 8-K dated September 30, 1988 and incorporated by reference)

4.6            Amendment to Rights Agreement dated as of        *
               September 20, 1990 between State Street
               Boston Corporation and The First National
               Bank of Boston, Rights Agent (filed with the
               Securities and Exchange Commission as Exhibit
               4 to Registrant's Quarterly Report on Form
               10-Q for the quarter ended September 30, 1990 and incorporated by reference)

4.7            Indenture dated as of May 1, 1983 between        *
               State Street Boston Corporation and Morgan
               Guaranty Trust Company of New York, Trustee, relating to the Company's 7 3/4% Convertible Subordinated Debentures due 2008 (filed with the Securities and Exchange Commission as
               Exhibit 4 to the Registrant's Registration
               Statement on Form S-3 filed on April 22, 1983, Commission File No. 2-83251 and incorporated by reference)

4.8            Indenture dated as of August 2, 1993 between     *
               State Street Boston Corporation and The First National Bank of Boston, as trustee (filed with the Securities and Exchange Commission as
               Exhibit 4 to the Registrant's Current Report on Form 8-K dated October 8, 1993 and incorporated by reference)

4.9            Instrument of Resignation, appointment, and      *
               acceptance, dated as of February 14, 1996 between State Street Boston Corporation,
               The First National Bank of Boston (resigning trustee) and Fleet National Bank of Massachusetts (successor trustee) (filed with the Securities and Exchange Commission as
               Exhibit 4.6 to Registrant's Annual Report on
               Form 10-K for the year ended December 31, 1995 and incorporated by reference)

4.10.1         Investors Fiduciary Trust Company Investment
               Savings Plan Adoption Agreement

4.10.2         Amendment to Investors Fiduciary Trust
               Company Investment Savings Plan

4.10.3         Second Amendment to Investors Fiduciary
               Trust Company Investment Savings Plan

4.10.4         Third Amendment to Investors Fiduciary
               Trust Company Investment Savings Plan

4.10.5         Fourth Amendment to Investors Fiduciary
               Trust Company Investment Savings Plan

4.10.6         Investors Fiduciary Trust Company Investment
               Savings Plan Document (contained on Aon
               Consulting Prototype Profit Sharing and
               Employee Savings Plan and Trust)

5.             IRS Determination Letter for the Investors
               Fiduciary Trust Company Investment Savings
               Plan, as amended.

15.1 Letter from Ernst & Young LLP re unaudited interim financial information.

23.1 Consent of Ernst & Young LLP, the Registrant's independent public accountants.

24.            Power of Attorney (included on signature page    *
               hereto).


____________
*  Incorporated herein by reference